SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    September 24, 2002

NRG Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15891	41-1724239

(Commission File Number)	(IRS Employer Identification No.)

901 Marquette Avenue, Suite 2300	Minneapolis, MN	55402

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 612-373-5300

(Former name or former address, if changed since last report)

Item 5. Other Events
Item 7. Exhibits.
SIGNATURES
EX-99.1 1st Supplement to Purchase Contract Agrmt.

Item 5. Other Events

On October 29, 2002, NRG Energy, Inc. (“NRG”), a wholly owned subsidiary of Xcel Energy Inc. (“Xcel”), announced that it will not make the quarterly interest payment on the NRG 6.50% senior debentures due May 16, 2006 which trade with the associated purchase contracts as NRG corporate units (NYSE: NRZ).

NRG has until December 16, 2002 to make payments to the NRZ holders to avoid an event of default on these debentures. As with all NRG debt issues, these are non-recourse to the parent company, Xcel Energy. NRG plans to address this payment in a broader restructuring plan and is working with bondholders to resolve this issue.

On September 24, 2002, Xcel, NRG, and The Bank of New York finalized the First Supplement to the Purchase Contract Agreement, dated as of June 6, 2002, related to the NRG equity units, all of which are currently held in the form of NRG corporate units. As set forth in that supplement, each purchase contract associated with an NRG equity unit now obligates its holder to purchase a fraction of a share of Xcel Energy common stock in accordance with its terms. For more information, see the First Supplement to the Purchase Contract Agreement included in this Form 8-K as Exhibit 99.1.

Certain statements included in this Current Report on Form 8-K are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, the status and planned result of negotiations with lenders. Although NRG believes that its expectations are reasonable, it can give no assurance that its negotiations with its lenders will be successful or what impact such negotiations will have on securityholders of NRG.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s other reports filed with the Securities and Exchange Commission.

Item 7. Exhibits.

         The following exhibit is filed with this report on Form 8-K:

Exhibit No.	Description

99.1	First Supplement to the Purchase Contract Agreement dated as of June 6, 2002 among NRG Energy, Inc., Xcel Energy Inc. and the Bank of New York, as Purchase Contract Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Energy, Inc. (Registrant)

By	/s/Scott J. Davido

Scott J. Davido Senior Vice President and General Counsel

Dated: October 30, 2002